Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Second Quarter 2018 Operating Results

SAN FRANCISCO, July 26, 2018 — The Federal Home Loan Bank of San Francisco today announced that its net income for the second quarter of 2018 was $104 million, compared with net income of $80 million for the second quarter of 2017.

The $24 million increase in net income relative to the prior-year period primarily reflected higher net interest income, resulting from higher average balances of interest-earning assets, and an increase in other income related to improvements in net fair value gains and losses associated with derivatives, hedged items, and financial instruments carried at fair value. These increases in net income were partially offset by a voluntary charitable contribution of $5 million made by the Bank during the second quarter of 2018 for the Quality Jobs Fund, a donor-advised fund established to support quality job growth and small business expansion.

Total assets decreased $17.2 billion during the first six months of 2018, to $106.2 billion at June 30, 2018, from $123.4 billion at December 31, 2017. Total advances decreased $7.1 billion, to $70.3 billion at June 30, 2018, from $77.4 billion at December 31, 2017. In addition, investments decreased $10.9 billion, to $32.7 billion at June 30, 2018, from $43.6 billion at December 31, 2017, primarily reflecting a decrease of $7.8 billion in securities purchased under agreements to resell and a decrease of $2.3 billion in Federal funds sold.

Accumulated other comprehensive income increased by $12 million during the first six months of 2018, to $330 million at June 30, 2018, from $318 million at December 31, 2017, primarily as a result of improvement in the fair value of the Bank's private-label residential mortgage-backed securities classified as available-for-sale.

As of June 30, 2018, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 6.1%, exceeding the 4.0% requirement. The Bank had $6.4 billion in permanent capital, exceeding its risk-based capital requirement of $2.0 billion. Total retained earnings as of June 30, 2018, were $3.3 billion.

Today, the Bank’s Board of Directors declared a quarterly cash dividend on the capital stock outstanding during the second quarter of 2018 at an annualized rate of 7.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $56 million, including $5 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the third quarter of 2018. The Bank expects to pay the dividend on August 13, 2018.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	June 30, 2018	Dec. 31, 2017
Total Assets	$106,208	$123,385
Advances	70,314	77,382
Mortgage Loans Held for Portfolio, Net	2,728	2,076
Investments[1]	32,703	43,570
Consolidated Obligations:
Bonds	74,061	85,063
Discount Notes	24,519	30,440
Mandatorily Redeemable Capital Stock	255	309
Capital Stock - Class B - Putable	2,850	3,243
Unrestricted Retained Earnings	2,707	2,670
Restricted Retained Earnings	612	575
Accumulated Other Comprehensive Income/(Loss)	330	318
Total Capital	6,499	6,806

Selected Other Data at Period End	June 30, 2018	Dec. 31, 2017
Regulatory Capital Ratio[2]	6.05%	5.51%

	Three Months Ended		Six Months Ended
Selected Operating Results for the Period	June 30, 2018	June. 30, 2017	June 30, 2018	June. 30, 2017
Net Interest Income	$154	$144	$302	$278
Other Income/(Loss)	5	(16)	(3)	96
Other Expense	43	39	92	119
Affordable Housing Program Assessment	12	9	22	27
Net Income	$104	$80	$185	$228

Selected Other Data for the Period
Net Interest Margin[3]	0.58%	0.59%	0.52%	0.58%
Operating Expenses as a Percent of Average Assets	0.13	0.15	0.12	0.14
Return on Average Assets	0.38	0.33	0.31	0.48
Return on Average Equity	6.31	5.56	5.51	8.03
Annualized Dividend Rate[4]	7.00	7.00	7.00	8.04
Average Equity to Average Assets Ratio	6.08	5.87	5.71	5.92

1.
Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of June 30, 2018, was $6.4 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com